Affordable Residential Communities Inc.
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-138050
October 18, 2006

Investor Presentation October 18, 2006

Disclosure ON OCTOBER 17, 2006 A PRELIMINARY PROXY STATEMENT RELATING TO CERTAIN OF THE MATTERS DISCUSSED IN THIS COMMUNICATION WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES OF THE PRELIMINARY PROXY STATEMENT AND OTHER RELATED DOCUMENTS MAY BE OBTAINED FREE OF CHARGE ON THE SEC WEBSITE (WWW.SEC.GOV). WE URGE YOU TO CAREFULLY REVIEW THESE DOCUMENTS, AND THE DEFINITIVE PROXY STATEMENT, WHEN AVAILABLE, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. ARC, ITS DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN MEMBERS OF MANAGEMENT AND EMPLOYEES MAY BE CONSIDERED “PARTICIPANTS IN THE SOLICITATION” OF PROXIES FROM ARC’S SHAREHOLDERS IN CONNECTION WITH CERTAIN OF THE MATTERS DISCUSSED IN THIS COMMUNICATION. INFORMATION REGARDING SUCH PERSONS AND THEIR INTERESTS IN ARC IS CONTAINED IN ARC’S PROXY STATEMENTS AND ANNUAL REPORTS ON FORM 10-K FILED WITH THE SEC. SHAREHOLDERS AND INVESTORS MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE INTERESTS OF ARC AND ITS DIRECTORS AND EXECUTIVE OFFICERS IN THE MATTERS DISCUSSED IN THIS COMMUNICATION, WHICH MAY BE DIFFERENT THAN THOSE OF ARC’S SHAREHOLDERS GENERALLY, BY READING THE PRELIMINARY PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS REGARDING THE MATTERS DISCUSSED IN THIS COMMUNICATION. THE ISSUER, ARC, HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, ARC WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-847-8931.

Safe Harbor Statement This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘would,’’ ‘‘could,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘pro forma,’’ ‘‘projects,’’ ‘‘estimates’’ or ‘‘anticipates’’ or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The forward-looking statements contained in this presentation are subject to certain risks and uncertainties including, but not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and terms of and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found in the Company's 2005 Annual Report on Form 10-K (included under the heading "Forward-Looking Statements"), and in the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and our proxy and Form S-3 filed with the SEC and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements contained in this presentation speak only as of the date this presentation was made. The Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

Agenda Overview of ARC Description of Transaction Overview of NLASCO Strategic Rationale

Overview of ARC

Overview of ARC ARC has largest portfolio of manufactured home communities $1.6 billion in total assets at June 2006 276 communities (excluding discontinued operations) Geographic diversity — in 24 states All communities acquired since 1995 Centralized general management / local community management Main Business Renting homesites and renting and selling manufactured homes 57,350 homesites with 39,600 homeowners and 8,350 home renters Providing to our residents financing for home sales and insurance products 1,400 loans outstanding; 2,200 policies outstanding Ford Group investment and management changes in 2005 Gerald J. Ford begins investment in ARC Larry Willard and James Kimsey appointed CEO and COO in September 2005

Operations of ARC Focus on operations, cash flow and execution 63% operating margins of the community segment in first six months of 2006 Self-sufficient operating cash flows $15 million operating cash flow in first six months of 2006 Secure capital base $145 million cash and borrowing availability (post refinance) Outstanding debt is substantially long-term, fixed rate mortgages with standard terms Significant net operating loss (NOL) carryforwards $350 million expiring on average in 17 years

Description of Transaction

Key Transaction Terms 6.8x Price / 2005 Net Income 1.65x Price / 2005 Book Value Transaction Multiples End of First Quarter 2007 Expected Close $80 million Rights Offering $20 million Flexpoint Investment $12 million ARC Stock $6 million ARC Available Liquidity Acquisition Financing 90% Cash / 10% ARC Stock Form of Consideration $117.5 million Purchase Price

Key Transaction Terms RIGHTS OFFERING $80 million of proceeds Price of $8.00 per share requires issuance of 10 million new common shares Mitigates dilution to current ARC common shareholders BACKSTOP AGREEMENT Gerald J. Ford has agreed to backstop the rights offering Requires Mr. Ford to purchase any ARC shares that remain unsold at the rights offering price FLEXPOINT INVESTMENT A private equity firm that focuses on investments in financial services and healthcare services companies Agreed to invest $20 million in ARC to support the acquisition of NLASCO If rights offering is successful, Flexpoint will receive approximately 2 million shares Investment is not contingent on the rights offering

Pro Forma Ownership 100.0% 54,706 3,376 10,000 100.0% 41,330 Total Common 77.3% 42,301 -- 8,241 82.4% 34,060 Other Common 2.2% 1,219 1,219 -- -- -- Clifton Robinson 3.9% 2,157 2,157 -- -- -- Flexpoint 16.5% 9,029 -- 1,759 17.6% 7,270 Gerald J. Ford % of Common ARC Pro Forma ACQ Shares Rights Offering % of Common ARC Current Holder (000s) Assumes 100% participation in rights offering by ARC existing common shareholders Backstop by Mr. Ford will not cause a “change of control” under I.R.S. Section 382 Clifton Robinson, beneficial owner of NLASCO stock, is bound to a 20 month share lock-up Flexpoint stock purchase agreement includes an anti-dilution provision

NLASCO Management and Corporate MANAGEMENT Greg Vanek, NLASCO’s President and COO, will enter into a 3 year employment agreement with ARC to become the CEO of NLASCO Clifton Robinson, NLASCO’s Chairman and CEO, will become a Director of ARC and the non-executive Chairman of NLASCO and will enter into a service contract with ARC Gordon Robinson, NLASCO’s Vice Chairman and Deputy CEO, will enter into a service contract with ARC Other senior management of NLASCO are expected to remain in place Senior management has average tenure of 21 years with NLASCO CORPORATE NLASCO will operate as an independent subsidiary of ARC NLASCO management and employees will remain in Waco, TX

Overview of NLASCO

Overview of NLASCO

- Specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes
  - Extensive experience in low value dwelling marketplace, operating for over 40 years
- Distribution of products through approximately 6,600 independent agents in 23 states
  - Approximately 3,300 independent agent relationships in Texas
- Conservative catastrophe reinsurance program protects capital base with coverage for up to $150 million of catastrophe losses
- Strong A.M. Best ratings for two insurance subsidiaries, National Lloyds and American Summit
  - A.M. Best affirmed financial strength ratings are unaffected by the proposed transaction
- Consistent profitability with average combined ratio of 78% since 2003



$160
$120
$80
$40
$0
$ Millions
90%
80%
70%
60%
Combined Ratio
$145
82%
$146
75%
$147
78%
72%
79%
$19
$25
$27
$75
$18
$75
$15
2003
2004
2005
6 Mos 2005
6 Mos 2006
Direct Premiums Written (DPW)
Pretax Income
GAAP Combined Ratio

14

National Lloyds and American Summit NLASCO writes insurance through two insurance subsidiaries, each with a unique geographic footprint and product focus National Lloyds focuses on the low value dwelling and limited homeowners markets and represents 84% of total premium American Summit focuses on the mobile home market with 16% of total premium Common underwriting, claims, administrative and financial management Approximately 1,800 Independent Agents Approximately 4,800 Independent Agents Manufactured Homes Limited Homeowners Low Value Dwelling Low value dwelling Limited Homeowners Small Commercial Property 65% from Arizona / 13 States 83% from Texas / 15 States “B++” AM Best Rating (Very Good) “A” AM Best Rating (Excellent) $24 million DPW in 2005 $123 million DPW in 2005 American Summit National Lloyds

NLASCO Competitive Environment National market for low-value dwelling and manufactured home insurance is estimated to be approximately $6.4 billion based on gross written premium(a) Represents 16% of total homeowners market(a) Industry segment is relatively fragmented, comprised largely of small / mid-size regional underwriters NLASCO has a track record of strong operating performance and has historically exceeded key operating metrics for the industry: (a) Source: National Association of Insurance Commissioners. (b) Includes Republic, Midland, Safety Insurance, Donegal and National Atlantic. 15.1% 93.2% 33.7% 59.6% Industry Average (b) 27.6% 77.5% 32.4% 45.1% NLASCO ROE Combined Ratio Expense Ratio Loss & LAE Ratio Full Year 2005 GAAP Metrics

NLASCO Operating Strategy ARC intends to maintain NLASCO’s current operating strategy and sound capitalization Continued focus on National Lloyds and American Summit core product offerings in dominant states Sustain profitability through strict underwriting guidelines, effective reserving procedures, conservative investment portfolio and expense management Maintain strong capital positions and ample liquidity for National Lloyds and American Summit Mitigate catastrophe exposure through solid catastrophe reinsurance program and continuing efforts to exit selected coastal markets

Strategic Rationale

Strategic Rationale for Transaction Combination of largest portfolio of manufactured home communities and established insurance business with expertise in low value dwelling P&C market bears several strategic benefits Mutual financial benefits of transaction ARC’s public company status and stable cash flows will provide NLASCO with sources of capital NLASCO’s consistent operating performance will provide ARC with significant earnings Similar management philosophies and aligned goals Intend to maintain National Lloyds and American Summit current A.M. Best rating profiles through ample surplus, conservative catastrophe reinsurance program and no additional leverage Both ARC and NLASCO manage their businesses for profitability rather than growth Committed to current product focus and underwriting profitability Continue to limit exposure to coastal regions Similarities in customer base offers NLASCO growth potential and geographic diversification Of ARC’s 48,000 total residents, only 2,100 have outstanding insurance policies produced through ARC American Summit will offer policies to ARC’s residents in desired markets

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